Nyxio® Technologies Enters into a  $5 Million Funding Agreement

PORTLAND, Ore. – (February 22, 2012) – Nyxio Technologies Corporation (OTCBB: NYXO) (“Nyxio” or the “Company”), an innovative provider of Smart TVs, Tablet PCs and related consumer electronics devices, announced today that it has entered into a $5 million securities purchase agreement with Socius CG II, Ltd., a subsidiary of Socius Capital Group ("Socius").  Socius, based in New York and Los Angeles, has an impressive record of making investments in emerging technology companies. The closing for the funding agreement will occur after the Company has satisfied all closing conditions including the amendment its Articles of Incorporation to designate blank check preferred stock.

“Socius’ investment into Nyxio allows for expansion of our ongoing marketing efforts, cutting edge product developmental efforts, as well as healthy supply chain practices,” said Giorgio Johnson, founder and CEO of Nyxio. “With this funding, we will continue to set the bar with engineering that will make our products stand out from the competition, focus on growth and market share to enhance shareholder value.”

Under the terms of the agreement, the Company has the right, over a term of two (2) years and subject to certain closing conditions and limitations, to require Socius to purchase up to a total of $5 million of non-convertible Preferred Stock of the Company (the "Preferred Stock"), payable in tranches at the election of the Company. The Preferred Stock will accrue a 10% dividend per annum from the date of issuance. Pursuant to the purchase agreement, in addition to the Preferred Stock, Socius shall receive warrants to purchase up to 11,146,497 shares of the Company's common stock.   When Preferred Stock is sold, a portion of the warrant will vest and be automatically exercised in an amount equal to 35% of the dollar amount of the preferred Stock being purchased.  The exercise price of the warrants will equal the closing bid price of the Company's common stock on the trading day immediately preceding the delivery of a tranche notice by the Company.

When Preferred Stock is sold, Socius is also obligated, pursuant to the automatic exercise of an additional investment right to purchase a number of shares of common stock valued at 100% of the dollar amount of Preferred Stock purchased at a per share price equal to the closing bid price of the Company’s common stock on the trading day immediately preceding the delivery of a tranche notice by the Company. Both the warrants and additional investment right are automatically exercised when the Company elects to sell a tranche of Preferred Stock to Socius.

Upon exercise, Socius must pay for the shares underlying the additional investment right and the warrants by delivering a full-recourse secured promissory note. Such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by certain securities owned by Socius with a fair market value equal to the principal amount of the promissory note.

The Company may redeem the Preferred Stock at any time and, all outstanding promissory notes will be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all such shares of Preferred Stock and promissory notes shall no longer be outstanding.

The Preferred Stock is not convertible into shares of common stock and neither the additional investment right nor the warrants will be listed on any national securities exchange.

A more detailed description of the transaction with Socius will be set forth in Nyxio’s Current Report on Form 8-K filed with the SEC. This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Nyxio Technologies (OTCBB: NYXO)
Founded in 2007, Nyxio® Technologies Corporation (OTCBB: NYXO) designs and markets a line of innovative consumer electronics devices to deliver high-quality, cutting-edge products to consumers and businesses. The company is known for its innovative products that offer distinctive features such as touch screen controls, built-in Bluetooth capabilities, wireless and video features all bundled into practical and inventive packages. The company introduced Vuzion™ the first Android OS television and the VioSphere™ an integrated flat screen Smart TV and full PC. Other products currently available include the OMEGA Tablet PC line – the Classic, Premier and Ultimate, as well as the Realm, an all-in-one PC/TV; and the Venture Mobile Media Viewers (MMV), a new class of video eyewear. By consolidating key hardware into more efficient devices, Nyxio not only reduces the overall environmental footprint of end users, but also keeps products reasonably priced. For more information visit: www.nyxio.com.

Notice Regarding Forward-Looking Statements
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